SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of February, 2012, between ProUroCare Medical Inc. (“PUC”), a Nevada corporation, and Pressure Profile Systems, Inc. (“PPS”), a California corporation.

WITNESSETH

WHEREAS, PPS is the designer, manufacturer and provider of Medical Products; and

WHEREAS, PUC is desirous of purchasing certain of these Medical Products from PPS;

WHEREAS, the parties desire to establish the terms and conditions which will apply to PUC’s purchase of such Medical Products from PPS.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1

DEFINITIONS

1.1)     Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Agreement” means this Agreement and all exhibits and addendum hereto.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a)	was already in the possession of receiving party (on a non-confidential basis and without limitations on the use thereof) prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

(b)	is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)	is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosure party with respect thereto;

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(d)	is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

(e)	has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

(f)	has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

“FDA” means the United States Food & Drug Administration.

“GMP” means Good Manufacturing Practices as defined and specified in FDA’s quality system regulations applicable to medical devices, 21 CFR Part 820.

“Sensors” means and consists of two separate tactile sensor arrays; one being a rectangular array utilized at the distal portion of the PUC probe (the “Distal Sensor”) and the other being a circumferential array utilized at the proximal portion of the probe (the “Proximal Sensor”). The specifications of such Sensors is set forth in Exhibit 1.

“Probe” means and consists of the Distal Sensor and Proximal Sensor plus an orientation sensor, cabling, plastic casing and other components needed to make the Probe clinically usable in the PMI System of PUC. The specifications of such Probe are set forth in Exhibit 1.

“Specifications” means the specifications for the Probes and Sensors as set forth in Exhibit 1, as may be amended from time to time hereafter by agreement of the parties hereto.

“PMI System” means the PMI System specified in Exhibit 4.

“Medical Products” means and includes the Probes and Sensors as such terms are defined and used herein.

“Biannual Capacity Forecast” means and consists of the Sensor production forecast specified in Addendum 2, Paragraph 2a.

“Licensed Intellectual Property” means and includes all patents, know-how and trade secrets owned, controlled, or licensed to PPS, now or in the future, relating in any way to the Medical Products.

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1.2)     Other Terms. Other Terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3)     Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement,

(b) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa,

(c) references to an Exhibit” or “Addendum” are, unless otherwise specified, to one of the Exhibits or Addendums attached to or referenced in this Agreement and references to an “Article” or a “Paragraph” are, unless otherwise specified, to one of the Articles or Paragraphs of this Agreement,

(d) the term “person” includes any individual partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof,

(e) the term “dollars” or “$” shall refer to the currency of the United States of America.

ARTICLE 2

GENERAL OBLIGATIONS

2.1)      Manufacture and Supply of Medical Products. PPS shall use all reasonable efforts to supply Medical Products in the quantities ordered by PUC, in accordance with the applicable Specifications then in effect for such Medical Products and with purchase orders issued under Paragraphs 3.1 and 7.1. The Medical Products shall be provided to PUC in packaging substantially equivalent to that which, as of the date hereof, has customarily been used for the Medical Products or in such other packaging as the parties may agree.

2.2)      Compliance with Laws and Regulations. PPS shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of the national, federal, state and local governments now or hereinafter in effect relating to its manufacture of Medical Products. Without limitation of the foregoing, PPS represents and warrants to PUC that all Medical Products sold and delivered to PUC under this Agreement will have been manufactured in accordance with FDA GMP’s and all other applicable manufacturing requirements and that continually during the term of this Agreement, no Medical Products delivered by PPS to PUC shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug & Cosmetic Act and regulations thereunder. PPS shall cause PUC’s regulatory personnel to be provided with reasonable access, from time to time, to the facilities and records of PPS for the purpose of confirming PPS’s compliance with any applicable FDA GMP’s and all other applicable requirements. PPS labor costs to support PUC in their compliance reviews shall be billed at PPS’s support hourly rates set forth in Addendum 1.

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2.3)     Mutual Representations and Warranties. Each party hereby represents and warrants to the other Party as follows:

(a)       Due Authorization. Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b)       Enforcement of Obligations. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)       No conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligations of such Party to any third party.

2.4)      Manufacturing Warranty. PPS warrants to PUC that it has or will obtain the capacity to fulfill the Biannual Capacity Forecast and that all Medical Products supplied hereunder shall: (a) substantially conform to the applicable Specifications at the time of delivery to a common carrier; and (b) be manufactured in substantial compliance with FDA GMP’s. Notwithstanding anything to the contrary in this Agreement, PPS’s sole liability and PUC’s sole remedy for breach of the foregoing warranty shall be limited to the actions and procedures set forth in Articles 6 and 10.

ARTICLE 3

SUPPLY OF PROBES

3.1)      Purchase Orders. PUC shall submit purchase orders for the Probes to PPS in writing, whether by mail, telecopier, telecopy, telegram, email or otherwise which shall, at a minimum, set forth the numbers, quantities, delivery dates and shipping instructions and shipping addresses for all ordered Probes. All orders shall be subject to acceptance in accordance with the terms of this Agreement by PPS at its office. Each purchase order shall, upon acceptance by PPS, give rise to a contract between PUC and PPS for the sale of Probes ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in PUC’s purchase order or any PPS acceptance, confirmation, invoice, or other document unless duly signed by an officer of PUC and an officer of PPS expressly stating and identifying which additional or contrary terms shall supersede the terms and conditions of this Agreement. All purchase orders shall be submitted at least thirty (30) days in advance of the earliest scheduled delivery date for such order.

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3.2)      Modification and Cancellation of Purchase Orders. Mutually agreed change orders to any purchase order issued pursuant to Paragraph 3.1 above shall be subject to all provisions of this Agreement, whether or not the change order so states. Any purchase order issued pursuant to Paragraph 3.1 above may be cancelled by PUC at no cost or obligation to PUC as to any Probe which is not delivered within thirty (30) days of the delivery date requested by PUC, and any such cancellation shall not limit or affect any other contract remedies available to PUC with respect thereto. Any such cancellation by PUC shall be by written notice to PPS given within fifteen (15) business days after such thirtieth (30th) day.

3.3)      PUC’s Forecasts. PUC agrees to provide PPS promptly upon execution of this Agreement, with a six (6) month forecast indicating PUC’s forecast purchases of Probes during the six (6) month period following the date of this Agreement. Such forecasts will be updated by PUC on a monthly basis for a rolling successive six (6) month period; such updated forecasts must be received by PPS no later than ten (10) days prior to the first day of each succeeding six (6) month period. Such rolling forecasts by PUC shall be used for purposes of facilitating lead times required by certain of PPS’s suppliers and for scheduling manufacture at PPS’s facilities, but shall not be legally binding on PUC except as follows:

a)      PUC shall be obligated to issue purchase orders pursuant to Paragraph 3.1 for the quantity of probes set forth in such six (6) month rolling forecast with the first month’s purchases being firm (i.e., not subject to deferral or acceleration) and the purchase order for the second month’s purchases being able to be deferred or accelerated by PUC up to fifteen percent (15%) with the third month’s purchases being able to be deferred or accelerated by PUC up to twenty-five percent (25%);

b)      PUC shall be obligated to pay i) the full purchase price, ii) fifty percent (50%) of the purchase price, and iii) twenty five percent (25%) of the purchase price for cancelling purchase orders for Probes ordered for delivery during the first, second and third month respectively that such six (6) month rolling forecast is in effect. There shall be no cancellation charge for cancellation of purchase orders in the fourth through the sixth months.

3.4)      Delivery Terms. All deliveries of Probes shall be FOB PPS’s manufacturing facility located at 5757 Century Boulevard, Suite 600, Los Angeles, California 90045. All risk of damage to or loss or delay of Probes shall pass to PUC, upon their delivery at the aforesaid FOB point.

3.5)      Product Changes. PPS shall not, without PUC’s prior written consent, alter the Specifications set forth in Exhibit 1 for Probes.

ARTICLE 4

PRICES AND PAYMENT FOR PROBES

4.1)      Prices During the Term of this Agreement. The Purchase Prices per Probe to PUC under this Agreement shall be as set forth in Exhibit 2.

4.2)      Payment Terms. Payments made by PUC for Probes purchased hereunder shall be due and payable in full within thirty (30) days after the date of shipment by PPS.

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ARTICLE 5

INSPECTION AND WARRANTY OF PROBES

5.1)      Inspection of Probes. PUC shall conduct any incoming inspection tests not later than twenty (20) business days after the date of receipt of such shipment at the shipping destination. Any Probe not rejected by PUC by written notice to PPS within such period shall be deemed accepted, with the exception of latent defects not readily observable by PUC. In the event of any shortage, damage or discrepancy in or to a shipment of Probes or in the event any Probes fail to comply with the then current Specifications for Probes, PUC shall report the same to PPS and furnish such written evidence or other documentation as PPS reasonably may deem appropriate within such twenty (20) business day period. If the substantiating evidence delivered by PUC indicates that such shortage, damage or discrepancy or non-conformity with Specifications existed at the time of delivery of the Probes at the F.O.B. point, PUC may return the Probes to PPS at PPS’s expense, and at PUC's request PPS shall use all reasonable efforts to deliver promptly replacement Probes to PUC in accordance with the delivery procedures set forth herein.

5.2)      Warranty. PPS warrants to PUC and to PUC's customers that Probes sold by PPS when delivered at the F.O.B. point meet the Specifications set forth in Exhibit 1 and shall be free from defects in materials and workmanship. Without limitation of the foregoing, PPS shall have no obligation in the event that:

(i)	repair or replacement of any Probe shall have been required through normal wear and tear or necessitated in whole or in part by catastrophe or the fault or negligence of PUC;

(ii)	the infringement or defect complained of is caused by PUC’s modification of the Probe in any manner;

(iii)	the Probe shall have been lost, damaged, destroyed during shipment to PUC;

(iv)	the Probe shall not have been used or maintained in accordance with PPS’s then applicable technical instructions for use, or its operating and/or maintenance manuals; or

(v)	the duration from the date the Probes are clinically used exceeds one year.

5.3)      Limited Warranty. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY PPS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT PPS SHALL ALSO PROVIDE WITH RESPECT TO AN ORDER OF MEDICAL PRODUCT SUCH OTHER WARRANTIES, IF ANY, AS PPS CUSTOMARILY PROVIDED TO ITS CUSTOMERS OR END-USERS OF THE MEDICAL PRODUCTS IMMEDIATELY PRECEDING THE DATE OF THIS AGREEMENT. IN NO EVENT SHALL PPS’S LIABILITY OF ANY KIND UNDER THIS AGREEMENT INCLUDE ANY PUNITIVE, PRESUMPTIVE, SPECIAL, EXEMPLARY, CONTINGENT, SPECULATIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF PPS SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSSES OR DAMAGES.

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ARTICLE 6

RIGHT TO MANUFACTURE PROBES

6.1)      Failure to Deliver Probes. In the event PPS fails to deliver Probes according to purchase orders placed by PUC under Paragraph 3.1 that meet Specification and PPS is unable or unwilling to cure such failure within three (3) months, PUC may purchase Probes from a third party or may itself manufacture Probes. This right to purchase Probes from a third party or itself manufacture Probes shall for the purposes herein be deemed to be a “Right to Manufacture Probes”.

6.2)      Ability to Deliver Probes. In the event PPS is able and willing to fulfill purchase orders for Probes placed by PUC that meet Specifications, PUC may, nonetheless, at its option, upon six (6) months’ notice invoke its Right to Manufacture Probes.

6.3)      Transfer of Ability to Manufacture. In the event PUC invokes its Right to Manufacture Probes under Paragraph 6.1 or 6.2 above, PPS agrees to use best efforts to assist PUC and/or the applicable third party to successfully transfer the ability to assemble and manufacture Probes. PUC shall pay PPS its support hourly rates per Addendum 1 for providing such assistance plus all incurred and appropriate G&A and facilities (based on employee heads or space utilization expenses).

6.4)      License. PPS hereby grants PUC a fully paid up, nonexclusive , sublicensible, worldwide license to the Licensed Intellectual Property to make, have made, use, distribute, sell, or offer for sale, have sold, import, or otherwise commercialize Probes, excluding the Sensors, during the term of this Agreement, in the event that PUC exercises its Right to Manufacture Probes. Such license shall not become effective unless and until the occurrence of the Right to Manufacture Probes.

ARTICLE 7

SUPPLY OF SENSORS

7.1)      Purchase Orders. PUC shall submit purchase orders for the Sensors to PPS in writing, whether by mail, telecopier, telecopy, telegram, email or otherwise which shall, at a minimum, set forth the numbers, quantities, delivery dates and shipping instructions and shipping addresses for all ordered Sensors. All orders shall be subject to acceptance in accordance with the terms of this Agreement by PPS at its office. Each purchase order shall, upon acceptance by PPS, give rise to a contract between PUC and PPS for the sale of Sensors ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in PUC’s purchase order or any PPS acceptance, confirmation, invoice, or other document unless duly signed by an officer of PUC and an officer of PPS expressly stating and identifying which additional or contrary terms shall supersede the terms and conditions of this Agreement. All purchase orders shall be submitted at least thirty (30) days in advance of the earliest scheduled delivery date for such order.

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7.2)      Modification and Cancellation of Purchase Orders. Mutually agreed change orders to any purchase order issued pursuant to Paragraph 7.1 above shall be subject to all provisions of this Agreement, whether or not the change order so states. Any purchase order issued pursuant to Paragraph 7.1 above may be cancelled by PUC at no cost or obligation to PUC as to any Sensor which is not delivered within thirty (30) days of the delivery date requested by PUC, and any such cancellation shall not limit or affect any other contract remedies available to PUC with respect thereto. Any such cancellation by PUC shall be by written notice to PPS given within fifteen (15) business days after such thirtieth (30th) day.

7.3)      PUC’s Forecasts. PUC agrees to provide PPS promptly upon execution of this Agreement, with a six (6) month forecast indicating PUC’s forecast purchases of Sensors during the six (6) month period following the date of this Agreement. Such forecasts will be updated by PUC on a monthly basis for a rolling successive six (6) month period; such updated forecasts must be received by PPS no later than ten (10) days prior to the first day of each succeeding six (6) month period. Such rolling forecasts by PUC shall be used for purposes of facilitating lead times required by certain of PPS’s suppliers and for scheduling manufacture at PPS’s facilities, but shall not be legally binding on PUC except as follows:

a)      PUC shall be obligated to issue purchase orders pursuant to Paragraph 3.1 for the quantity of probes set forth in such six (6) month rolling forecast with the first month’s purchases being firm (i.e., not subject to deferral or acceleration) and the purchase order for the second month’s purchases being able to be deferred or accelerated up to twenty percent (20%) with the third month’s purchases being able to be deferred or accelerated up to thirty percent (30%);

b)      PUC shall be obligated to pay i) the full purchase price, ii) fifty percent (50%) of the purchase price, and iii) twenty five percent (25%) of the purchase price for cancelling purchase orders for Sensors ordered for delivery during the first, second and third month respectively that such six (6) month rolling forecast is in effect. There shall be no cancellation charges for cancellation of purchase orders in the fourth through the sixth months.

7.4)      Delivery Terms. All deliveries of Sensors shall be FOB PPS’s manufacturing facility located at 5757 Century Boulevard, Suite 600, Los Angeles, California 90045. All risk of damage to or loss or delay of Sensors shall pass to PUC, upon their delivery at the aforesaid FOB point.

7.5)      Product Changes. PPS shall not, without PUC’s prior written consent, alter the Specifications set forth in Exhibit 1 for Sensors.

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ARTICLE 8

PRICES AND PAYMENT FOR SENSORS

8.1)      Prices During the Term of this Agreement. The Purchase Prices per Sensor to PUC under this Agreement shall be as set forth in Exhibit 3.

8.2)      Payment Terms. Payments made by PUC for Sensors purchased hereunder shall be due and payable in full within thirty (30) days after the date of shipment by PPS.

ARTICLE 9

INSPECTION AND WARRANTY OF SENSORS

9.1)      Inspection of Sensors. PUC shall conduct any incoming inspection tests not later than twenty (20) business days after the date of receipt of such shipment at the shipping destination. Any Sensor not rejected by PUC by written notice to PPS within such period shall be deemed accepted, with the exception of latent defects not readily observable by PUC. In the event of any shortage, damage or discrepancy in or to a shipment of Sensors or in the event any Sensors fail to comply with the then current Specifications for the Sensor, PUC shall report the same to PPS and furnish such written evidence or other documentation as PPS reasonably may deem appropriate within such twenty (20) business day period. If the substantiating evidence delivered by PUC indicates that such shortage, damage or discrepancy or non-conformity with Specifications existed at the time of delivery of the Sensors at the F.O.B. point, PUC may return the Sensors to PPS at PPS’s expense, and at PUC's request PPS shall use all reasonable efforts to deliver promptly replacement Sensors to PUC in accordance with the delivery procedures set forth herein.

9.2)      Warranty. PPS warrants to PUC and to PUC's customers that Sensors sold by PPS when delivered at the F.O.B. point meet the Specifications set forth in Exhibit 1 and shall be free from defects in materials and workmanship. Without limitation of the foregoing, PPS shall have no obligation in the event that:

(i)	repair or replacement of any Sensor shall have been required through normal wear and tear or necessitated in whole or in part by catastrophe or the fault or negligence of PUC;

(ii)	the infringement or defect complained of is caused by PUC’s modification of the Sensor in any manner;

(iii)	the Sensor shall have been lost, damaged, destroyed during shipment to PUC;

(iv)	the Senor shall not have been used or maintained in accordance with PPS’s then applicable technical instructions for use, or its operating and/or maintenance manuals; or

(v)	the duration from the date the Sensors are clinically used exceeds one year.

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9.3)        Limited Warranty. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY PPS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT PPS SHALL ALSO PROVIDE WITH RESPECT TO AN ORDER OF MEDICAL PRODUCT SUCH OTHER WARRANTIES, IF ANY, AS PPS CUSTOMARILY PROVIDED TO ITS CUSTOMERS OR END-USERS OF THE MEDICAL PRODUCTS IMMEDIATELY PRECEDING THE DATE OF THIS AGREEMENT. IN NO EVENT SHALL PPS’S LIABILITY OF ANY KIND UNDER THIS AGREEMENT INCLUDE ANY PUNITIVE, PRESUMPTIVE, SPECIAL, EXEMPLARY, CONTINGENT, SPECULATIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF PPS SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSSES OR DAMAGES.

ARTICLE 10

VARIOUS SENSOR RIGHTS

10.1)      Purchase of Sensors. If PUC purchases Probes under and pursuant to Articles 3 – 6 above, then PUC would not issue purchase orders for the purchase of Sensors under Article 7; i.e., PUC’s purchase of Sensors would be encompassed within its purchase of Probes. However, should PUC exercise its Right to Manufacture Probes under Article 6 above, then Articles 7-10 shall be invoked as specified herein.

10.2)      Factory in a Factory Right. PUC shall have the right, at its option, to invoke a factory in a factory concept (the “Factory in a Factory Right”) described in Addendum 2, at any time, irrespective of whether or not PPS is; 1) able and willing; or 2) able and unwilling to provide Sensors that meet Specifications and fulfill purchase orders placed by PUC under Paragraph 7.1. There should be no cost or charge to PUC for invoking this Factory in a Factory Right, except and to the extent specifically prescribed in Addendum 2. PUC shall have the right to invoke this Factory in a Factory Right, at any time, upon thirty (30) days prior written notice to PPS.

10.3)      Right to Manufacture Sensors. Irrespective of whether or not the Factory in a Factory Right as specified in Paragraph 10.2 has been invoked by PUC, in the event PPS is unable or unwilling to provide PUC with Sensors according to purchase orders placed by PUC under Paragraph 7.1 that meet Specification and PPS is unable to cure such failure within three (3) months, then PUC shall have the option to invoke the right to manufacture the sensors itself or to have a third party of its choosing manufacture such sensors (the “Right to Manufacture Sensors”). There shall be no cost or charge to PUC for invoking this Right to Manufacture Sensors, except and to the extent set forth in Paragraph 10.5. In the event that PPS is willing and able to provide sensors to PUC according to purchase orders placed by PUC under Paragraph 7.1 that meet Specification, PUC may nonetheless, at its option, upon six (6) months’ notice and the payment of One Million Five Hundred Thousand Dollars ($1,500,000.00) invoke this Right to Manufacture Sensors itself or have a third party of its choosing manufacture such Sensors.

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10.4)      License Grant. Upon PUC exercising the Right to Manufacture Sensors outlined above in Paragraph 10.3 above, PPS shall provide and hereby grants PUC an exclusive, sublicensible license within the prostate field of use (“Field of Use”) to all applicable patents owned, controlled or licensed to PPS which could reasonably be considered to encompass the Sensors plus all applicable trade secrets and other technical information relating to the Sensors (the “Sensor License”). The license royalty for such Sensor License shall be Four Hundred Dollars ($400.00) per PMI System (the “License Royalty”) encompassing such Sensors which is commercially sold or distributed for use by PUC. The License Royalty shall be due and payable only once per PMI System sold or distributed for use by PUC irrespective of the number of Probes and/or Sensors that may be utilized with that PMI System. (That is, in the event that a ProUroScan System utilizes multiple or disposable Probes, the license royalty shall be payable once for each PMI System and not for each Probe utilized therewith.) The License Royalty shall be paid quarterly with such payment being made within forty five (45) days of the end of each such calendar quarter. A royalty cap of Five Million Dollars ($5,000,000.00) shall apply to this Sensor License. That is, once PUC has paid PPS Five Million Dollars ($5,000,000.00) in royalties under this Paragraph 10.4, this Sensor License shall be deemed to be fully paid up and worldwide within the Field of Use.

10.5)      Technology Transfer Fee. In the event that PUC invokes its Right to Manufacture Sensors as outlined in Paragraph 10.3 above, PUC shall pay to PPS a Technology Transfer Fee (the “Technology Transfer Fee”) as follows:

One Million Five Hundred Thousand Dollars ($1,500,000.00) payable twenty five percent (25%) upon PUC’s notification that it is invoking the Right to Manufacture Sensors; fifty percent (50%) upon successful transfer of the technology as demonstrated by the manufacturer of at least five (5) Sensors which fully meet all applicable specifications; and twenty five percent (25%) upon commercial sale of the first ten (10) PMI Systems encompassing the Sensors produced at the site to which the technology transfer was made.

However, in the event PPS elects to terminate this Agreement, the Technology Transfer Fee shall be redued from One Million Five Hundred Thousand Dollars ($1,500,000.00) to One Million Dollars ($1,000,000.00) with all other provisions of Paragraphs 10.5 and 10.6 remaining in full force and effect.

10.6)      Best Efforts to Transfer Technology. The Technology Transfer Fee specified in Paragraph 10.5 above shall be considered to be payment for PPS using its best efforts to transfer the technology and knowhow needed to manufacture Sensors to Specification under suitable safeguards to protect PPS’s Confidential Information from third parties. Such transfer shall encompass providing Sensor Specifications and manufacturing processes, tooling and methods applicable and/or needed to manufacture the Sensors to Specification plus training of individuals selected by PUC on the art and/or science of manufacturing Sensors and access to current PPS suppliers, so that the Sensors can be reliably and repeatedly produced to Specification. PUC shall, in addition to this Technology Transfer Fee pay PPS its support hourly rate per Addendum 1 for supporting the transfer process plus all incurred and appropriate G&A and facilities (based on employee heads or space utilization) expenses.

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ARTICLE 11

TERMINATION

11.1)      Termination by PUC. PUC shall have the right to terminate this Agreement at any time upon six (6) months’ notice at no cost or obligation to it, except as follows:

a)	In the event PUC has not exercised its Right to Manufacture Probes under Article 6 above, then PUC shall i) be obligated to take delivery of and pay for all Probes included and encompassed in the then current six (6) month rolling forecast set forth under Paragraph 3.3.

b)	In the event PUC has exercised its Right to Manufacture Probes under Article 6 above, then PUC shall i) be obligated to take delivery of and pay for all Sensors included and encompassed in the then current six (6) month rolling forecast set forth under Paragraph 7.3 above, and ii) be deemed to have waived any and all rights it would otherwise have to defer or cancel purchase orders submitted under Subparagraphs a) and b) of Paragraph 7.3.

11.2)      Termination by PPS. PPS shall have the right to terminate this Agreement at anytime upon six (6) months’ notice at no cost or obligation to it, except as follows:

To help bridge the gap until another supplier of Medical Products can be secured, PPS shall be obligated to fulfill purchase orders for Medical Products submitted pursuant to Paragraphs 3.1 or 7.1 up to one hundred twenty five (125%) of the then current six (6) month rolling forecast for such Medical Products set forth in Paragraph 3.3 and 7.3, whichever is applicable; and

ARTICLE 12

MISCELLANEOUS

12.1)      Non-Disclosure. Except as permitted or required for performance of its rights of duties under this Agreement, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

12.2)      Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

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12.3)      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of PPS herein may not be assigned except to any person who succeeds to substantially all of the assets and business of PPS, and (ii) the rights and obligations of PUC herein may not be assigned except to any person who succeeds to substantially all of that portion of PUC's business to which this Agreement relates.

12.4)      Complete Agreement. The Exhibits and Addendum to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Exhibits and Addendum hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

12.5)      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

12.6)      Survival. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

12.7)      Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

12.8)      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

12.9)      Titles and Headings; Construction. The titles and headings to Sections and Paragraphs herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

12.10)    Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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12.11)    Notices. All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to PUC to:

ProUroCare Medical Inc.

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

Attention: Richard C. Carlson

if to PPS to:

Pressure Profile Systems, Inc.

5757 Century Boulevard, Suite 600

Los Angeles, California 90045

Attention: Jae Son

PUC or PPS may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

12.12)  Illegality. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.13)  Dispute Resolution. Any dispute arising out of or relating to this Agreement, including any alleged fraud in the inducement or any alleged breach hereof, shall be settled in accordance with Addendum 3. The results of any arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

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IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.

Pressure Profile Systems, Inc.

By	/s/Jae Son
Its	CEO

PROUROCARE MEDICAL INC.

By	/s/Richard Carlson
Its	CEO

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EXHIBIT 1

SENSOR AND PROBE SPECIFICATIONS

Specifications for Probes.

[Stan: If we have product specs in a document, we can just reference and append that document here.]

Specifications for Sensors.

[Stan: If we have product specs in a document, we can just reference and append that document here.]

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EXHIBIT 2

Purchase price of Probes*

First 10 Probes $8,000.00

Next 20 Probes $7,400.00

Next 70 Probes $6,500.00

Additional Probes $6,000.00

_____________________________

*The specified pricing includes PPS directly sourcing all the required Probe components and materials, with the exception of the orientation sensors. PUC shall have the option to purchase the orientation sensors directly and supply them to PPS or have PPS purchase them and bill PUC at cost.

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EXHIBIT 3

PURCHASE PRICE OF SENSORS

First 10 Sensors $4,000.00

Next 20 Sensors $3,500.00

Next 70 Sensors $3,000.00

Additional Sensors $2,800.00

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EXHIBIT 4

SPECIFICATION OF PMI SYSTEM OF PUC

[Stan: We can include or reference the product manual or other document containing Specifications for the ProUroScan System here.]

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Addendum 1: PPS Support Hourly Rates

Tactile Sensor Technology Consulting: $280/hr.

Project Management/System Engineering: $200/hr.

Electrical Design & Firmware Engineering: $150/hr.

Software Engineering: $150/hr.

Technical Support: $150/hr.

Mechanical Design/Testing: $125/hr.

Production/Assembly: $90/hr.

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Addendum 2: Factory in the Factory Right

1.          Provision Summary

The Factory in the Factory Right aims to create a self-reliant, reliable, dependable and FDA compliant production area and quality organization dedicated to ProUroCare Sensor manufacturing within the PPS facilities located at 5757 Century Boulevard, Suite 600, Los Angeles, California 90045 (the “PPS Facilities”).

2.          Roles and Responsibilities

a)	ProUroCare will be responsible to provide PPS a Sensor production capacity forecast biannually in January and July of each year (the “Biannual Capacity Forecast”). This Biannual Capacity Forecast will delineate the expected Sensor needs of PUC for the next 12-24 months. Furthermore, this Biannual Capacity Forecast shall be totally separate and independent from the PUC forecasts specified in Paragraph 7.3 and shall be used only for purposes of facilitating PUC’s marketing plans and PPS’s manufacturing scheduling, but shall not obligate PUC to submit Purchase Orders for Sensors under Paragraph 7.1 in accordance therewith.

b)	PPS is responsible for providing an adequate segregated manufacturing environment (“Segregated Environment”) for the production of the Sensors in terms of production space, equipment, trained production operators, processes, tooling, production and test equipment, material receiving, inspection and stores capabilities as, if, and when needed to meet the Biannual Capacity Forecast. If PUC does not concur that the Segregated Environment proposed by PPS is adequate, the parties agree to negotiate in good faith to reach such mutually acceptable Segregated Environment.

c)	PPS is responsible to provide all related support for the Segregated Environment to include IT, facility and equipment maintenance, administrative activities, etc., as well as the required facility utilities, insurance environmental certificates, etc., required to keep the Segregated Environment in service.

d)	ProUroCare shall have the right to provide and maintain an FDA compliant “Quality System” within the Segregated Environment within the PPS Facilities and PPS shall use best efforts to comply with the requirements of such “Quality System”. As used here, the term “Quality System” means a quality system which meets and complies fully with the requirements set for a Quality System in 21 CFR 820.

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e)	ProUroCare has the option to hire and locate a ProUroCare Production Manager/Engineer and/or a Quality Manager/Engineer within the Segregated Environment within the PPS Facilities. Such individual(s) will be employees of ProUroCare and all related costs including appropriate allocation of G&A and facility costs (based on employee heads or space utilization) will be the responsibility of ProUroCare. They shall have access to all Sensor manufacturing activities, processes, records, reports, technologies and know-how under suitable safeguards to protect PPS’s Confidential Information from third parties.

f)	PPS labor costs to train PUC employees per section e of this Paragraph 2 and to support PUC in maintaining their own FDA compliant “Quality System” per section d of this Paragraph 2 shall be billed at the PPS’s support hourly rates set forth in Addendum 1.

g)	The role of a Production Manager/Engineer will be primarily to identify recommended process and cycle time improvements as well as cost reduction opportunities. If there are incremental investments required to implement such process and cycle time improvements and cost reductions, the costs will be negotiated in good faith between the two parties.

h)	The role of a Quality Manager/Engineer will be primarily to implement and maintain compliance to the ProUroCare “Quality System”. If there are incremental costs associated with implementing and maintaining the Quality System, the costs will be negotiated in good faith between the two parties.

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ADDENDUM 3: DISPUTE RESOLUTION

1)          Negotiations. If any dispute arises between PUC and PPS with respect to the Agreement or any alleged breach thereof, either party may, by written notice to the other party, have such dispute referred to the individuals designated below or their successors for attempted resolution by good faith negotiations within forty-five (45) days after such written notice is received. Such designated employees are as follows:

For PPS – Jae Son

For PUC – Richard C. Carlson

Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified representatives of PPS and PUC. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled.

If the above-designated individuals are unable to resolve such dispute within such forty-five (45) day period, any party may invoke the provisions of Section 2 below.

2)          Arbitration. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement or breach of this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitrator Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in Minnesota and the arbitrator shall apply the substantive law of Minnesota, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall not award any party punitive damages.

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